Exhibit 23.3

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-228155) and related Prospectus of Cloudera, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated April 4, 2018, with respect to the consolidated financial statements of Cloudera, Inc., included in its Annual Report (Form 10-K) for the year ended January 31, 2018, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
November 16, 2018